Filed pursuant to Rule 433
Registration Statement Nos. 333-162219 and 333-162219-01
August 11, 2011

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RBS Capped Enhanced Participation Notes with  _____________________________  Add
Fixed Buffer linked to the SandP 500 Index 78009PBL4  Product is in subscription until 08/01/11 - 08/26/11 (still 16 days)
 Product Detail Underlying Detail Interactive Chart                  PDF Print

Product Facts            Performance and Statistics
Product type    Buffered
                         Codes
Underlying      SandP 500
Currency           USD   CUSIP 78009PBL4
Maturity        09/03/13
Buffer          20.00%
Settlement Date 08/31/11

Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing.

Disclaimer

*If you are an individual investor and would like additional information about the current offerings above, please contact your broker-dealer or financial advisor. You should consult your financial and tax advisor to determine whether a structured product is suitable for you and your investment needs and objectives. You must make your own independent decisions regarding any securities or financial instruments mentioned herein. You should consider whether an investment strategy or the purchase or sale of any structured product is appropriate for you in the light of your particular investment needs, objectives, risk tolerance, and financial circumstances.

If you are a registered representative or a financial professional and would like additional information about the offerings above, please contact Private
Investor Products North America at 1-866-PIP-IDEA (1-866-747-4332).

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. Past performance is not indicative of future results.

SEC Legend

The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc
("RBS plc") have each filed a registration statement (including a prospectus)
with the United States Securities and Exchange Commission (the "SEC") for the
offering of securities that are issued by RBS N.V. and guaranteed by RBS
Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of
Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings.
You may get these documents for free by visiting EDGAR on the SEC's website at
www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888)
644-2048.

** From close of business yesterday

Top 5 Buffered

Annual Reset Coupon
Securities linked to the +0.95%**
SandP 500
------------------------ ---------
Annual Reset Coupon
Securities linked to the +0.81%**
SandP 500 Index
------------------------ ---------
Digital Buffer linked to +0.25%**
the SandP 500
------------------------ ---------
Digital Buffer linked to +0.22%**
the SandP 500
                         ---------
Digital Buffer linked to +0.20%**
the SandP 500
------------------------

Download Prospectus (701 KB)

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